Exhibit 99.1

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into by and between Microlog Corporation (the "Company") and W. Joseph Brookman as of March 21, 2003.

1.

POSITION AND DUTIES:

The Company shall employ W. Joseph Brookman pursuant to the terms of this Agreement.  Effective as of this date, W. Joseph Brookman is serving as the President and Chief Executive Officer, reporting to the Board of Directors.

As President and Chief Executive Officer, Mr. Brookman agrees to devote his full business time, energy and skill to his duties at the Company.  These duties shall include, but not be limited to, any duties consistent with his position that may be assigned to Mr. Brookman from time to time by the Board of Directors.

2.

TERMS OF EMPLOYMENT:

Mr. Brookman’s employment with the Company pursuant to this Agreement is for a two (2) year term beginning March 21, 2003, and may be terminated by Mr. Brookman, or the Company at any time with or without cause.  Upon the termination of Mr. Brookman's employment, neither he nor the Company shall have any further obligation or liability to the other, except as set forth in paragraphs 4, 7, 8,10 and 11 below.

3.

COMPENSATION:

The Company shall compensate Mr. Brookman for his services as follows:

(a) SALARY:

Mr. Brookman shall be paid a semi-monthly salary of $7,291.67 ($175,000.00) on an annualized basis, subject to applicable withholding, in accordance with the Company's normal payroll procedures.  Such salary shall be reviewed annually and may be revised as determined appropriate by the Board of Directors Compensation Committee.

(b) BENEFITS:

Mr. Brookman shall have the right, on the same basis as other executives of the Company, to participate in and to receive benefits under any of the Company's employee benefits plans as offered from time to time, including the medical, dental, life and disability group plans.  Mr. Brookman shall also be entitled to participate in the 401 (k) Plan maintained by the Company in accordance with its terms.  In addition, Mr. Brookman shall be entitled to the benefits afforded to other executives under the Company's PTO and holiday policies.

(c) SUPPLEMENTAL INSURANCE:

Mr. Brookman shall be entitled to supplemental insurance benefits to a maximum of $7,500.00 per year.

(d) COMMUTING AND LIVING ALLLOWANCE:

Mr. Brookman shall receive a monthly commuting and living allowance of $4500.00, payable semi-monthly ($2250), in accordance with current company practice.

(e) BUSINESS EXPENSES:

Mr. Brookman shall be reimbursed for all reasonable direct, out-of-pocket business expenses incurred by him in connection with his employment upon timely submission of receipts and other documentation as required by the Code and in accordance with the normal expense reimbursement policies of the Company.

4.

STOCK OPTIONS:

Mr. Brookman has been awarded an initial grant of 300,000 stock options on March 21, 2003, by the Compensation Committee of the Board of Directors, vesting quarterly over four (4) years beginning March 21, 2003.  Mr. Brookman shall also be entitled to future stock options as awarded at the discretion of the Compensation Committee of the Board of Directors.

5.

BONUSES:

(a)

STOCK OPTIONS

Mr. Brookman has been awarded an initial grant of 100,000 stock options on March 21, 2003, by the Compensation Committee of the Board of Directors, vesting in fiscal 2003 according to milestones defined and agreed by the Compensation Committee of the Board of Directors at the time of the award.  In the future, Mr. Brookman shall be entitled to additional stock options in accordance with the terms of each Executive Bonus Plan approved by the Compensation Committee of the Board of Directors during or with respect to each year of continued employment

(b)

STOCK BONUS

Mr. Brookman will be paid a bonus of up to 120,098 shares of Company common stock based on attainment of revenue, profit and cash targets and on application of certain discretionary standards as defined and agreed by the Compensation Committee of the Board of Directors at its July 14, 2003 meeting.  A certificate for the vested shares of stock shall be delivered to Mr. Brookman on the determination by the Compensation Committee of the extent to which the targets and discretionary standards have been satisfied.  The Company shall satisfy any withholding or other taxes that may be due on delivery of the shares of common stock by withholding shares with a value in an amount equal to the withholding or other taxes due.  In the future, Mr. Brookman shall have the opportunity to earn similar awards for each fiscal year of employment with Microlog in accordance with the terms of each Executive Bonus Plan approved by the C ompensation Committee of the Board of Directors during or with respect to each year of continued employment.

6.

BENEFITS UPON VOLUNTARY TERMINATION:

In the event that Mr. Brookman voluntarily resigns from his employment with the Company, or in the event that Mr. Brookman' employment terminates as a result of his death or disability, Mr. Brookman shall be entitled to no compensation or benefits from the Company other than those earned under paragraphs 3, 4, and 5 above through the date of his termination.  However, Mr. Brookman shall have the right to exercise vested options during for a period of 6 months from the date of his termination.

7.

BENEFITS UPON OTHER TERMINATION:

Mr. Brookman agrees that the Company may terminate his employment at any time, with or without cause.  In the event of the termination of Mr. Brookman's employment by the Company for the reasons set forth below, he shall be entitled to the following:

(a) TERMINATION FOR CAUSE:

If Mr. Brookman's employment is terminated by the Company for cause as defined below, Mr. Brookman shall be entitled to no compensation or benefits from the Company other than those earned under paragraph 3, 4, and 5 through the date of his termination.

For purpose of this Agreement, a termination "for cause" occurs if Mr. Brookman is terminated for any of the following reasons involving willful and intentional conduct:

(i) theft, dishonesty, or falsification of any employment or Company record;
(ii) improper disclosure of the Company's confidential or proprietary information;
(iii) any intentional act by Mr. Brookman which has a material detrimental effect on the Company's reputation or business; or
(iv) any material breach of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from the Company.

(b) TERMINATION FOR OTHER THAN CAUSE:

If the Company terminates Mr. Brookman's employment for any reason other than "cause", Mr. Brookman shall be entitled to the following separation benefits:

(i) In the event that Mr. Brookman is terminated, other than for "cause" prior to July 22, 2004, he will continue to receive his base salary and commuting and living allowance from the termination date for the remainder of the term of his employment agreement which expires on March 24, 2005.  Additionally, Mr. Brookman shall receive any pro rata stock options, bonuses, or other compensation due for the period of his employment as defined in sections 3, 4, and 5 above.  Payments shall be made according to the company’s regular payroll practices.

(ii) In the event that Mr. Brookman is terminated, other than for “cause” after July 24, 2004, he will continue to receive his base salary for a period of eight (8) months from his termination date.  He shall continue to receive his commuting and living allowance for the term of his employment agreement, and he shall receive any pro rata stock options, bonuses, or other compensation due for the period of this employment as defined in sections 3, 4, and 5 above.  Payments shall be made according to the company’s regular payroll practices.

(iii) The Company will pay Mr. Brookman's COBRA premium for health coverage for the salary continuation period described in subsection (i and ii) above.

8.

CHANGE IN CONTROL:

In the event that the Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and the Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement.

(a)

In the event of a change of control, Mr. Brookman’s existing stock options and restricted stock awards shall immediately vest.

(b)

In the event following a change of control, the transferee or surviving company changes Mr. Brookman’s role and responsibility or location and Mr. Brookman’s voluntarily terminates his employment he shall be entitled to the termination benefits as defined in section (7) (b) above.

(c)

In the event Mr. Brookman terminates his employment within 12 months following a “change in control”, he shall be entitled to the following benefits:

(i.)

Mr. Brookman shall continue to receive his base salary as of the termination date for a period of six (6) months from his termination date.

(ii.)

The Company will pay Mr. Brookman’s COBRA premium for health coverage for the salary continuation period defined in section 8 (c) (i.) above.

(d)

Mr. Brookman shall have the right to exercise vested options during his salary continuation period as defined in section 8(b) or 8(c) above.

(e)

Mr. Brookman shall also be entitled to any benefits of sections 3 and 4 above that by their terms survive termination of employment.

“Change in control” means that, after the effective date,

(i)

any Person, other than (x) TFX Equities, Inc. or (y) any Affiliate of TFX Equities, Inc., becomes the beneficial owner, directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities;

(ii)

notwithstanding clauses (i) or (v) of this paragraph, the Company consummates a merger or consolidation of the Company with or into another corporation (other than a corporation that is wholly owned by TFX Equities, Inc. or one or more of its Affiliates), the result of which is that the Persons who were stockholders of the Company at the time of the execution of the agreement to merge or consolidate own less than fifty percent (50%) of the total equity of the corporation surviving or resulting from the merger or consolidation or of a corporation owning, directly or indirectly, one hundred percent (100%) of the total equity of such surviving or resulting corporation; or

(iii)

the sale in one or a series of transactions of all or substantially all of the assets of the Company;

(iv)

any Person other than TFX Equities, Inc. or any of its Affiliates has commenced a tender or exchange offer, or entered into an agreement or received an option to acquire beneficial ownership of forty percent (40%) or more of the total number of voting shares of the Company, unless the Board has made a determination that such action does not constitute and will not constitute a material change in the Persons having control of the Company; or

(v)

there is a change of control in the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended, other than (x) in circumstances specifically covered by clauses (i) through (iv) above or (y) such a change of control that would require TFX Equities, Inc. or any of its Affiliates to be named under such Item 6(e) as the person(s) who acquired such control.  The term “Affiliate” means, with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.  “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a group (as defined in Section 13(d)(3) of the Exchange Act) and a governmental entity or any department, agency or political subdivision thereof.

9.

DISABILITY:

If Mr. Brookman becomes disabled or incapacitated to the extent that he is unable to perform his duties and responsibilities hereunder, Mr. Brookman shall be entitled to receive disability benefits which shall include his base salary and health coverage as described in the disability coverage for the company and as may be elected by Mr. Brookman as part of section 3(c).

10.

CONFIDENTIALITY:

Mr. Brookman hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents, and equipment, furnished to or prepared by Mr. Brookman in the course of or incident to his employment by the Company belongs to the Company and shall be promptly returned to the Company by Mr. Brookman upon termination of his employment period.  Mr. Brookman shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of their affiliates, and their respective businesses, which shall have been obtained by Mr. Brookman during Mr. Brookmans’ employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by Mr. Brookman or representatives of Mr. Brookman in violation of this Agreement). After termination of Mr. Brookman’s employment with the Company, Mr. Brookman shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

11.

NONCOMPETITION:

Mr. Brookman acknowledges (i) his services to the Company are special and unique; (ii) his work for the Company allows him access to the Company’s confidential information and customers; (iii) the Company’s business is national and international in scope enabling the Company and Mr. Brookman to regularly provide services to customers worldwide; (iv) the Company would not have entered into this Agreement but for the covenants and agreements contained in this Section 11; and (v) the agreements and covenants contained in this Section 11 are essential to protect the business and goodwill of the Company.  During the term of his employment, and for a period of eighteen (18) months after the termination of his employment, Mr. Brookman shall not directly or indirectly, individually or as an officer, director, employee, shareholder (except if he is a shareholder of less than 1% of a publicly traded company), consultant, contractor, partner, joint venturer, agent, equity owner, or in any capacity whatsoever, engage in or promote any business that is competitive with the business of the Company or any of its affiliates; nor shall he solicit or induce, directly on his own behalf, or on behalf of any other person or entity, any employee of the Company or its affiliates to leave the employ of the Company or any of its affiliates; nor shall he solicit or induce, directly or indirectly, on his own behalf or on behalf of any other person or entity, any customer of the Company or any of its affiliates to reduce its business with the Company or any of its affiliates.  A business competitive with the business of the Company is defined as a business that is engaged in, or is preparing or planning to engage in within eighteen (18) months of the Executive's employment with that company, manufacturing, marketing or selling any interactive communications solutions that involve customer interaction management, customer contact management or relationship management, analytics, integration services pertaining to communications solutions, voice or integrated voice solutions including Voice over IP solutions or integration of such solutions within the enterprise, or in providing related services.

12.

ENTIRE AGREEMENT:

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties.

13.

GOVERNING LAW:

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland (excluding the choice of law rules thereof).

14.

HEADINGS

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

15.

NO ASSIGNMENT

Neither this Agreement or any interest in this Agreement may be assigned by Mr. Brookman without the prior express written approval of the Company, which may be withheld by the Company at the company's absolute discretion.

16.

SEVERABILITY:

In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

17.

ARBITRATION

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement.  Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

18.

NOTICES:

All notices, requests, consents, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by registered or certified mail (return receipt requested), or private overnight mail (delivery confirmed by such service), to the address listed below, or to such other address as either party shall designate by notice in writing to the other in accordance herein:

To the Company:                               To the Executive:

Mr. Randall Gaboriault                        Mr. W. Joseph Brookman

Teleflex Corporation                           28 Snowdrift Drive

630 Germantown Pike                          Piscataway, New Jersey 08854

Suite 450

Plymouth Meeting, PA 19464

19.

ACKNOWLEDGEMENT:

Mr. Brookman acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, THE UNDERSIGNED HAVE EXECUTED THIS Agreement on the respective dates set forth below.

MICROLOG CORPORATION

             W. Joseph Brookman

By:  ______________________

Signature   ______________________:

Title:  ____________________

Date:   ___________________